Exhibit 10.1

August 5, 2005

PERSONAL AND CONFIDENTIAL

Mr. Albert E. Smith

Dear Al:

On behalf of Tetra Tech, Inc., I am pleased to make you this formal offer to join our Company as its Vice Chairman with executive responsibilities.  As I mentioned, your election received the unanimous approval of the Board at a special meeting yesterday afternoon.  We believe that your experience at Lockheed Martin, together with your strategic business knowledge, are a good complement to the vision and mission of our management at Tetra Tech.  This letter sets forth the terms of our offer.  If it is acceptable, please sign and return it to me.

Base Salary.  You will be paid an annual base salary of $200,000 per year.

Bonus.  You will receive a bonus of up to $200,000 based on performance metrics, commencing in fiscal 2006.  You may elect to receive the bonus in the form of cash, equivalent value restricted stock or stock options.

Start Date.  Your first day of employment with the Company will be September 1, 2005.

Stock Options.  Upon commencing employment with the Company, you will receive an incentive stock option to purchase up to 166,667 shares of Tetra Tech stock at an exercise price equal to the closing price of Tetra Tech’s stock on September 1, 2005.  This option will become exercisable in accordance with the following schedule:  (i) 50,000 shares on September 1, 2006, and (ii) 116,667 in 24 equal monthly installments following September 1, 2006.

  The option will be exercisable as to vested shares for three months following the termination of your employment.  Further, the option will become immediately exercisable for all shares in the event the Company is acquired in a merger or asset sale, unless the option is assumed by the acquiring entity.  The option will be issued under the Company’s 2002 Stock Option Plan.

Termination of Employment without Cause.  Your employment is at-will, and can be terminated by you or the Company at any time, with or without cause.  As used herein, “cause” means fraud, embezzlement, theft, or violation of law during the course of your employment, unauthorized disclosure of Tetra Tech confidential information, intentional breach of Tetra Tech policies, or willful failure to substantially perform your duties.  If the

Company terminates your employment without cause, you will receive one year of base salary plus a pro rated bonus earned during the fiscal year of termination, both payable weekly (or otherwise subject to Tetra Tech’s regular payroll schedule) over the course of one year, subject to the terms of the paragraph below entitled “Conditions for Severance.”

Conditions for Severance.  In the event that your employment with the Company is terminated without cause, your receipt of any salary or bonus payments will cease if (i) you become employed or otherwise affiliated with a business engaged in any industry in which Tetra Tech operates, (ii) you make an unauthorized disclosure of Tetra Tech confidential information, or (iii) you disparage the Company in public.

Benefit Plans.  You will be eligible for the customary full range of employee benefits available to the Company’s executive officers, including health, dental and life insurance and a retirement program.

Housing and Travel.  We understand that you expect to be in Pasadena approximately one week per month.  Accordingly, the Company will provide you with an apartment in the Pasadena area.  Further, the Company will reimburse you for the costs incurred by you and your fiancé in traveling to and from Pasadena.  To the extent you incur any tax liability with respect to these benefits, the Company will pay a “gross up” to cover such liability.

Administrative Support.  You will receive the administrative support necessary to perform your duties for the Company.

If this letter is acceptable, please sign below and return it to me.  I am excited about your joining the Tetra Tech team and look forward to working with you.

Sincerely,

/s/ Li-San Hwang
Li-San Hwang

ACCEPTED AND AGREED:

/s/ Albert E. Smith	8/5/2005
Albert E. Smith	Date